EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and ANTHONY BUCCINA (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employee is currently party to an Employment Agreement dated April 1, 2004 with Saks Incorporated (“Saks”) pursuant to which Employee served as President of the Carson Pirie Scott operating division (“Prior Employment Agreement”); and
     WHEREAS, effective as of March 5, 2006 the Company became the owner of the Carson Pirie Scott operating division;
     WHEREAS, the Company and Employee have agreed upon terms upon which Employee will continue his employment in the Company following the acquisition.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
     1. Position and Responsibilities.
          (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company’s Vice Chairman, President — Merchandising. Following a transition period estimated to end after the Company’s spring season has concluded, as specified by the Chief Executive Officer of the Company, during which Employee will continue to perform duties under his Prior Employment Agreement, Employee shall have responsibilities for the Company’s merchandising operations and shall report directly to the Chief Executive Officer of the Company or such other senior executive officer of the Company designated by the Chief Executive Officer or the person performing the duties of the Chief

Executive Officer. In addition, Employee shall be a member of the Management Committee and the Operating Committee.
          (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other company while employed by the Company. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of any class of the capital stock or other securities of any corporation or other entity whose stock or securities are publicly owned or are regularly traded on any public securities exchange, nor shall this clause be construed as preventing Employee from investing his assets in such other form or manner as will not require any services on the part of the Employee in the operation or the affairs of entities in which such investments are made. Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer, however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Employee’s duties under this Agreement.
          (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his immediate family owns less than one percent of any class of the outstanding capital stock or other securities.

     2. Term of Agreement. Employee’s employment hereunder shall commence on the date when this Agreement has been signed by Employee and the Company and its terms approved by the Human Resources and the Compensation Committee (“HRCC”) of the Company’s Board of Directors (the “Effective Date”), and shall continue through and terminate on January 31, 2009, unless sooner terminated in accordance with paragraph 10 below.
     3. Place of Performance. Employee shall be based at the office of the Company in Milwaukee, Wisconsin, except for travel required for Company business.
     4. Compensation.
          (a) Salary. Employee shall receive a base salary at the annual rate of $780,000, effective May 1, 2006. This base salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company’s regular executive payroll practices in effect from time to time. The annual base salary may be reviewed from time to time, but no less than annually, during the term of this Agreement by the Chief Executive Officer (subject to review by the HRCC of the Company’s Board) to ascertain whether, in the Company’s sole discretion, such base salary should be increased, and once increased, such base salary shall not be decreased. The first such salary review shall occur in 2007. This base salary shall be referred to hereinafter as “Base Salary.”
          (b) Bonus.
               (i) Guaranteed Bonus: For the Company’s fiscal year ending on or about February 3, 2007 (“2006 Fiscal Year”), Employee shall receive a one time minimum bonus payment (“Guaranteed Bonus”) in the gross amount of One Hundred Fifty-Seven Thousand, One Hundred and Twenty-Three Dollars ($157,123.00), provided he is employed on the last day of the 2006 Fiscal Year unless discharged without Cause in accordance with paragraph 10(f) below or he resigns with Good Reason in accordance with paragraph 10(c) below.

               (ii) Annual Bonus.
                    A. Employee also shall be eligible for a bonus under The Bon-Ton Stores, Inc. Cash Bonus Plan (“Cash Bonus Plan”) in accordance with its terms and conditions.
                    B. For the 2006 Fiscal Year.
                         I. Employee shall be eligible for a bonus under the Cash Bonus Plan with the following parameters: a threshold bonus of 93.8% of Employee’s Base Salary in effect on the last day of the 2006 Fiscal Year (“2006 Base Salary”); a target bonus of 125% of Employee’s 2006 Base Salary; and a maximum bonus of 187.5% of Employee’s 2006 Base Salary. If earned, one bonus will be paid depending upon the level of achievement as specified in subparagraphs (II) through (IV) below and subject to subparagraph (V) below.
                         II. This bonus shall be based on attainment of specified levels of achievement with respect to three performance measures. The achievement by the Company of a level of net income as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Net Income”) shall account for fifty percent (50%) of the potential bonus payout, the performance and the achievement by the Company of a level of net sales as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Net Sales”) shall account for twenty-five (25%) of the potential bonus payout, and performance and achievement by the Company of a level of GMROI Dollars in accordance with the Company’s normal accounting practices consistent with past practice (“GMROI Dollars”) shall account for twenty-five percent (25%) of the potential payout. Employee’s bonus for the 2006 Fiscal Year shall be calculated in a manner consistent with the

Company’s past practices and consistent with the bonus determinations for the 2006 Fiscal Year for the other senior executives of the Company under the Cash Bonus Plan.
                         III. The amount payable to Employee at the various levels of achievement is set out on a table entitled Vice Chair, President-Merchandising 2006 Bonus Metrics (“Vice Chair, President-Merchandising 2006 Bonus Metrics Table”), approved by the HRCC of the Company’s Board and by the Executive Committee of the Company’s Board, and delivered to Employee.
                         IV. A bonus as specified in the Vice Chair, President — Merchandising 2006 Bonus Metrics Table between the levels of the threshold bonus and target bonus, or between the levels of the target bonus and the maximum bonus, as applicable, shall be paid for achievement of the performance measures specified in the Vice Chair, President — Merchandising 2006 Bonus Metrics Table, subject to the following.
                              (1) Achievement of Net Income below the Net Income required for the threshold bonus as specified on the Vice Chair, President — Merchandising 2006 Bonus Metrics Table shall result in no payment of any portion of the 2006 bonus.
                              (2) Achievement of Net Sales below the Net Sales required for the threshold bonus as specified on the Vice Chairman, President-Merchandising 2006 Bonus Metrics Table shall result in no payment of the Net Sales portion of the 2006 bonus, but the portion of the bonus based upon Net Income nevertheless shall be payable provided the Net Income required for that threshold bonus is achieved, and/or the portion of the bonus based upon GMROI Dollars nevertheless shall be payable provided the GMROI Dollars required for that threshold bonus is achieved.

                              (3) Achievement of GMROI Dollars below the GMROI Dollars required for the threshold bonus as specified on the Vice Chairman, President-Merchandising 2006 Bonus Metrics Table shall result in no payment of the GMROI portion of the 2006 bonus, but the portion of the bonus based upon Net Income nevertheless shall be payable provided the Net Income required for that threshold bonus is achieved, and/or the portion of the bonus based upon Net Sales nevertheless shall be payable provided the Net Sales required for that threshold bonus is achieved.
                         V. The bonus for the 2006 Fiscal Year which Employee otherwise would be paid pursuant to this paragraph 4(b)(ii) shall be reduced by the Guaranteed Bonus referenced in paragraph 4(b)(i) above.
                    C. For the Company’s fiscal year ending on or about February 3, 2008 (“2007 Fiscal Year”), Employee shall be eligible for a bonus under the Cash Bonus Plan with the following parameters: a threshold bonus of 93.8% of Employee’s Base Salary in effect on the last day of the 2007 Fiscal year (“2007 Base Salary”); a target bonus of 125% of Employee’s 2007 Base Salary; and a maximum bonus of 187.5% of Employee’s 2007 Base Salary. The performance measures and weighting of these performance measures shall be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.
                    D. For the Company’s fiscal year ending on or about January 31, 2009 (“2008 Fiscal Year”): Employee shall be eligible for a bonus under the Cash Bonus Plan with the following parameters: a threshold bonus of 56.25% of Employee’s Base Salary in effect on the last day of the 2008 Fiscal Year (“2008 Base Salary”); a target bonus of 75% of Employee’s 2008 Base Salary; and a maximum bonus of 112.5%% of Employee’s 2008 Salary.

The performance measures and weighting of these performance measures shall be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.
                    E. The bonus threshold is the lowest bonus receivable for a fiscal year to the extent any bonus is paid, and is not a guarantee that any bonus will be paid.
                    F. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company’s fiscal year and paid within 30 days of its computation. Employee must be employed on the last day of the Company’s fiscal year to receive a bonus with respect to that fiscal year, except as set forth in paragraph 11(a) of this Agreement.
          (c) Stock Options. On the Effective Date, Employee shall receive a one time grant of options to purchase 96,000 shares of the Company’s Common Stock at a purchase price equal to the fair market value of the stock on the date of grant (“Options”). The Options will be granted pursuant to the terms of the Company’s 2000 Stock Incentive Plan or a similar plan (“the Stock Incentive Plan”). The Options shall vest in three annual installments as follows: 32,000 shares on the first anniversary of the Effective Date of this Agreement; 32,000 shares on the second anniversary of the Effective Date of this Agreement, and 32,000 shares on January 31, 2009, provided he is still employed on such applicable date, except that in the event that Employee is terminated without Cause by the Company prior to January 31, 2009, he shall be entitled to pro rata vesting of the Options based on the number of days worked between the Effective Date and date of termination, contingent upon Employee’s signing and not timely revoking a general release of claims (including, without limitation, contractual, common law and statutory claims against the Company and its officers, directors, employees and agents.

          (d) Restricted Shares. On the Effective Date, Employee will be granted 65,000 restricted shares of the Company’s Common Stock pursuant to the terms of the Incentive Plan (“Restricted Shares”). Employee’s ownership of the Restricted Shares will vest as follows: 10,000 shares on the first anniversary of the Effective Date of this Agreement, 21,666 shares on the second anniversary of the Effective Date of this Agreement and 33,334 shares on January 31, 2009, provided he is still employed on such applicable date.
     5. Allowances. The Company shall provide Employee with $9,500 per year, payable monthly, as an automobile allowance. The Company will also reimburse employee on a one time basis for reasonable attorneys fees expended in review and negotiation of this Agreement, up to a maximum of $10,000.
     6. Medical Insurance. Employee and his eligible dependents shall be eligible to participate in the Company’s group medical plans in accordance with the terms of such plans and, subject to the restrictions and limitations contained in the insurance agreement or agreements. The Company shall pay Employee up to $2,300 per year for medical expenses that are not covered by the Company’s medical plan.
     7. Other Benefits. Employee shall be eligible to participate in the Company’s profit sharing plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other employees of the Company who were previously employed in the Carson Pirie Scott division of Saks, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided, however, that severance payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company’s executives participating in such insurance, benefit, program or plan generally. Moreover, the Company’s obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee’s participation in the Company’s vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which Employee does not work the entire calendar year.
     8. Supplemental Executive Retirement Plan. Employee shall continue his participation in the Carson Pirie Scott & Company Supplemental Executive Retirement Plan (SERP) as such plan may from time to time be amended pursuant to its terms. The Company agrees that there has been a Change in Control within the meaning of the SERP. At such time as Employee’s employment with the Company terminates, whether within two years after the Change in Control or thereafter, the Employee shall be entitled to an immediate single sum distribution of the present value of his accrued benefit, payable as soon as practicable after the six (6) month anniversary of Employee’s termination of employment, and calculated pursuant to Section 8.2 of the SERP, as amended. The provisions of the preceding sentence are intended to be an election as to the time and manner of payment of a nonqualified deferred compensation benefit consistent with the transitional rules contained in proposed Treasury Regulations promulgated pursuant to Internal Revenue Code (“Code”) Section 409A.
     9. Business Expenses. The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
     10. Termination of Employment. Notwithstanding any other provision of this Agreement, Employee’s employment and all of the Company’s obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under paragraph 11 below in any of the following circumstances:
          (a) Disability or Incapacity. In the event of Employee’s physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.
          (b) Death of Employee. In the event of Employee’s death.
          (c) Resignation for Good Reason. Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in paragraph 10(d) below. The Company may waive Employee’s obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary that otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: causing Employee, without Employee’s consent, to cease to have duties and responsibilities commensurate with those of Vice Chairman, President — Merchandising; any reduction in Employee’s base salary; except as provided in this Agreement, any reduction in Employee’s potential bonus eligibility amount; and any substantial breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless Employee provides the Company with written notice detailing the matters he asserts to be “Good Reason” which the Company does not cure within thirty (30) days of receiving the written notice.
          (d) Change of Control. In the event of a Change of Control of the Company, Employee shall be prohibited from resigning for Good Reason for a period of six (6) months following the Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to occur if:
               (i) any “person,” as such term is defined under Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is not an affiliate of the Company on the date hereof, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the outstanding voting power of the Company’s capital stock;
               (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
               (iii) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of Company is continued following any such transaction by a resulting entity (which may be, but need not be, Company) and the shareholders of the Company immediately prior to such transaction hold, directly or indirectly, immediately after such transaction a majority of the voting power of the resulting entity in substantially the same relative percentages as prior to such transaction.
          (e) Discharge for Cause. The Company may discharge Employee at any time for “Cause,” which shall be limited to: Employee’s material and serious breach or neglect of

Employee’s responsibilities; willful violation or disregard of standards of conduct established by law; willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Employee; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or any material breach by Employee of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an employee of the Company).
          (f) Discharge without Cause. Notwithstanding any other provision of this Agreement, Employee’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under paragraph 11 below) may be terminated by the Company at any time without Cause.
     11. Payments Upon Termination.
          (a) Discharge Without Cause, Resignation for Good Reason, or End of Term. If Employee is discharged without Cause, resigns for Good Reason or at the end of the Term (unless the Company offers to renew this Agreement for at least one (1) year on substantially similar terms, including eligibility for the bonus referenced in paragraph 4(b)(ii)(D) relating to the bonus for the 2008 Fiscal Year and severance pay terms), Employee shall receive (i) severance pay equal to two times his base salary, payable in a lump sum as soon as practicable following the six (6) month anniversary of Employee’s termination of employment, and (ii) if Employee has been employed for at least six (6) months in the Company’s fiscal year in which the termination of his employment occurs, a prorated portion (based upon number of days employed in the fiscal year) of the bonus which would have been earned by Employee under paragraph 4(b)(i) above (relating to the Guaranteed Bonus for the 2006 Fiscal Year), if the discharge or resignation should occur in the 2006 Fiscal Year), and 4(b)(ii) above (relating to the Annual Bonus under the Cash Bonus Plan based upon the Company’s full year performance for the fiscal year during which the discharge or resignation occurs), less the offset, if applicable, specified in paragraph 4(b)(ii)(B)(V). (For clarity, any such bonus, whether pursuant to paragraph 4(b)(i) or 4(b)(ii) shall be prorated.) The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs. These severance and bonus payments will be made provided that Employee signs and does not timely revoke a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees and agents. This severance payment shall be in lieu of any other severance payment to which Employee is entitled by reason of the Prior Employment Agreement or any severance plan sponsored by Saks or the Company. Employee will also receive any vested benefits to which Employee is entitled under the Company’s stock options and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in these plans including accelerated vesting under the circumstances provided in paragraph 4(c) of this Agreement.
          (b) Death or Disability/Incapacity.
               (i) On death, Employee’s estate’s sole entitlement will be to base salary for any days worked prior to his death, amounts payable on account of Employee’s death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

               (ii) On termination for disability or incapacity, Employee’s sole entitlement will be to base salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
          (c) Discharge for Cause. If Employee is discharged for Cause or resigns without Good Reason, Employee’s sole entitlement will be the receipt of base salary for any days worked through the date of termination and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
          (d) Change of Control.
               (i) Notwithstanding the foregoing, upon a Change of Control as defined in paragraph 10(d) while Employee is employed pursuant to this Agreement, Employee’s Options and Restricted Shares shall immediately vest.
               (ii) Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be at least three times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum benefit that may be realized upon a Change of Control under this Section 10(d) such that the aggregate present value of such “parachute payments” to Employee is less than three times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to Employee would be at least three times his base amount even after a reduction of the Change of Control benefits to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof that would constitute “parachute payments” shall be reduced so that the aggregate present value of all “parachute payments” to Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Employee.
     12. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including, without limitation, data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Employee’s employment with the Company, are and shall remain the sole and confidential property of the Company.
     13. Non-Competition and Confidentiality. To the maximum extent permissible by law:
          (a) During his employment with the Company and for a period of one year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall not, directly or indirectly:
               (i) Induce or intentionally influence any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

               (ii) After the cessation of his employment, engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business of any Competitor of the Company. For purposes of this Agreement, a Competitor means each of Federated Department Stores, Dillard’s Inc., Kohl’s Corporation, Belk, Inc., Limited Brands, Inc., Target Corporation, Boscov’s, Inc. or the affiliates and successors of each of them.
          (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company that Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in paragraph 12 or any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall deliver to the Company all correspondence, documents, books, records, lists, computer programs and other writings relating to the Company’s business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

          (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (c).
          (d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Employee’s employment for any reason, as well as the expiration of this Agreement at the end of its term or at any time prior thereto.
          (e) Employee acknowledges that the restrictions contained in this paragraph 13, in view of the nature of the business in which the Company is engaged and the Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
          (f) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).
          (g) For purposes of paragraphs 12 and 13 of this Agreement, the term “Company” shall include not only The Bon-Ton Stores, Inc., but also any of its successors, assigns, subsidiaries or affiliates. Employee consents to the assignment of this Agreement to any purchaser of the Company or a substantial portion of its assets.
     14. Other Tax Matters.
          (a) Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.
          (b) Compliance With Code Section 409A.
               (i) Notwithstanding anything to the contrary herein, no payment otherwise required to be made hereunder that the Company determines constitutes a payment of nonqualified deferred compensation for purposes of Section 409A of the Code shall be paid to

Employee at a time or in a manner that will be treated as a violation of the distribution rules of Code Section 409A(a)(2) and no alternative form of payment of such amount(s) shall be permitted to be made hereunder if such alternative benefit form would violate any of the requirements of Code Section 409A(a)(3) or (4) relating to acceleration of benefits and changes in time and form of distribution (taking into account any regulations or other guidance issued by Treasury or the Internal Revenue Service with regard to these Code provisions as may be in effect from time to time).
               (ii) The intent of this provision is to ensure that no additional tax liabilities are imposed on any payments or benefits provided hereunder pursuant to Code Section 409A, and may require, for example, a delay in commencement of payments until six months after Employee’s termination of employment with the Company. In the event any payment is delayed by reason of this paragraph 14, such payment shall, when made, be increased by an amount representing “interest” from the date payment would otherwise have been made, through the date payment is actually made, calculated using the Company’s cost of borrowing as the interest rate, as determined by the Company at its discretion.
     15. Prior Agreements.
          (a) Employee represents that there are no restrictions, agreements or understandings whatsoever to which Employee is a party that could impact upon his employment under this Agreement or would prevent or make unlawful his execution of this Agreement or his employment hereunder.
          (b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

     16. Entire Understanding. This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
     17. Modifications. This Agreement may not be modified orally but only by written agreement signed by Employee and the Company’s Chief Executive Officer or such other person as the Board may designate specifically for this purpose.
     18. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     19. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.
     20. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:
(a)	If to the Company:

The Bon-Ton Stores, Inc. 2801 East Market Street York, PA 17402 Attention: Chief Executive Officer

with a copy to:

Henry F. Miller, Esquire Wolf, Block, Schorr and Solis-Cohen LLP 1650 Arch Street 22nd Floor Philadelphia, PA 19103-2097

(b)	If to Employee:

Anthony Buccina 1963 W. Hidden Reserve Court Mequon, WI 53092
     In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
     21. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     22. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.
     23. No Assignment by Employee. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.
     24. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     25. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     26. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

     27. Chief Employee Officer. In the absence of the Chief Executive Officer, the decisions of the Chief Executive Officer may be made by such other person as designated by the Company’s Board.
     28. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	Date: June 1, 2006

/s/ BYRON BERGREN

Byron Bergren
Chief Executive Officer

EMPLOYEE

/s/ ANTHONY BUCCINA	Date: June 1, 2006

Anthony Buccina